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              [LETTERHEAD OF PHELPS DUNBAR, L.L.P. APPEARS HERE]



                                                                     EXHIBIT 5.1
                                April 23, 1997


                                                                          6792-4
Pontotoc BancShares Corp.
19 South Main Street
Pontotoc, MS  38863

          Re:  Pontotoc BancShares Corp.
               Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Pontotoc BancShares Corp., a Mississippi corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration by the Company of an aggregate of 330,000 shares of its common stock, no par value per share (the "Shares"), to be offered and sold pursuant to the terms of a Plan of Reorganization and Agreement by and between the Company, First National Bank of Pontotoc and First Interim National Bank of Pontotoc (the "Reorganization Plan").

     As counsel to the Company, we have examined original, photostatic or certified copies of the following documents: (i) the Registration Statement,
(ii) the Articles of Incorporation of the Company, (iii) the By-laws of the Company, (iv) the Reorganization Plan, (v) certificates of the Company's officers and excerpts of minutes of meetings of the Board of Directors, and (vi) such other instruments, agreements, and certificates as we have deemed necessary or appropriate.

     In performing our examination, we have assumed without inquiry the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all
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Pontotoc BancShares Corp.
April 23, 1997
Page 2

certificates provided to or examined by us. We have relied as to certain factual matters on representations made to us by officers of the Company.

     Based upon the foregoing and the further qualifications stated below, we are of the opinion that the Shares have been duly authorized and, when issued and sold pursuant to the terms and conditions of the Reorganization Plan, will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the laws of the State of Mississippi. We express no opinion as to matters governed by the laws of any other jurisdiction. Furthermore, no opinion is expressed herein as to the effect of any future acts of the Company or changes in existing law. The opinions expressed herein are rendered as of the date hereof, and we do not undertake to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinion herein expressed.

     This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, or a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the General Rules and Regulations of the Commission thereunder.

                                                     Very truly yours,


                                                     /s/ PHELPS DUNBAR, L.L.P.
                                                     ___________________________
                                                     PHELPS DUNBAR, L.L.P.